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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No. 2)*


                              LABOR READY, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)


                          Common Stock, No Par Value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                 505401208
                     ----------------------------------
                              (CUSIP Number)


                              December 28, 2000
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 505401208

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

                William C. Newton    Gloria A. Newton
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/ Husband/Wife
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

                          United States of America
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                      W. Newton = 735,100    G. Newton = 300
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                      W. Newton = 2,401,210  G. Newton = 2,401,210
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                   W. Newton = 735,100    G. Newton = 300
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                   W. Newton = 2,401,210  G. Newton = 2,401,210
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                          W. Newton = 3,136,310
                                                          G. Newton = 2,401,510
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                                                          W. Newton = 7.58%
                                                          G. Newton = 5.80%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
                                                          W. Newton = IN
                                                          G. Newton = IN
-------------------------------------------------------------------------------

ITEM 1.

    (a)   Name of Issuer
                                  Labor Ready, Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices

                                 1016 S. 28th Street
                               Tacoma, Washington 98409
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing

                        William C. Newton, Gloria A. Newton
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence

                                 5300 North Prince Place
                            Jackson Hole, Wyoming 83001-9260
          ---------------------------------------------------------------------
    (c)   Citizenship

                               United States of America
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities

                              Common Stock, No Par Value
          ---------------------------------------------------------------------
    (e)   CUSIP Number

                                     505401208
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:

                        W. Newton = 3,136,310
                        G. Newton = 2,401,510
    ---------------------------------------------------------------------------
    (b) Percent of class:

                        W. Newton = 7.58%
                        G. Newton = 5.80%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote

                        W. Newton = 735,100     G. Newton = 300
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote

                        W. Newton = 2,401,210   G. Newton = 2,401,210
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of

                        W. Newton = 735,100     G. Newton = 300
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of

                        W. Newton = 2,401,210   G. Newton = 2,401,210
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

                             Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                             Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                             Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                             Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                             Not Applicable

ITEM 10. CERTIFICATION

    (a) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(b):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

    (b) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       2/14/01
                                       ----------------------------------------
                                                         Date

                                              /s/ WILLIAM C. NEWTON
                                       ----------------------------------------
                                                      Signature

                                                  William C. Newton
                                       ----------------------------------------
                                                      Name/Title